Exhibit 10.21

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of July 6, 2007 by and between WHX CORPORATION, a Delaware corporation (the “Company”), with principal offices located at 555 Theodore Fremd Avenue, Rye, New York 10580, and GLEN KASSAN (the “Executive”), an individual with a residence at 8 Barkley Court, East Brunswick, New Jersey 08816.

W I T N E S S E T H:

WHEREAS, the Executive is the Chief Executive Officer of the Company; and

WHEREAS, the Company wishes to retain and encourage the productive efforts of the Executive who renders valuable service to the Company and its subsidiaries, and contributes toward the Company’s continued growth and success.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and for other good and valuable consideration, the parties hereto agree as follows:

Section 1. Bonus.  The Executive shall be paid a Bonus in the amount specified herein.  The Bonus shall be paid upon the delivery of each Notice pursuant to Section 6 hereof, in accordance with the terms herein.  The Bonus described herein is separate and distinct from any other bonus program the Executive may participate in or be entitled to, as determined by the Board of Directors of the Company.

Section 2. Payment of Bonus. (a)  To trigger the payment of the First Bonus Amount, the Second Bonus Amount and the Third Bonus Amount, the Executive shall deliver to the Company a Notice which shall state whether the Bonus Amount to be paid is the First Bonus Amount, the Second Bonus Amount or the Third Bonus Amount. Upon the Company’s receipt of a Notice pursuant to Section 6 hereof, the Company shall make the Bonus Payment to the Executive within twenty (20) business days following the Company’s receipt of a Notice.  No Notice shall be delivered until such time as the Bonus Amount referenced therein is due and payable. A separate Notice may be sent for each of the First Bonus Amount, the Second Bonus Amount and the Third Bonus Amount, or a combined notice may be sent to the extent a Notice has not previously been sent with respect to any such Bonus Amount.

(b) In no event shall the Company make a Bonus Payment in excess of the respective Bonus Amount or a Bonus Amount which has been terminated.  The First Bonus Amount shall be earned immediately, the Second Bonus Amount shall be earned at any time on or following July 6, 2008 and the Third Bonus Amount shall be earned at any time on or following July 6, 2009; and in each case payable solely to the extent a Notice is sent following such date pursuant to Section 2(a) hereof and the terms hereof.

(c) Any determination with respect to the amount or exercisability of the First Bonus Amount, the Second Bonus Amount and the Third Bonus Amount shall be made by the Compensation Committee of the Board of Directors of the Company (the “Committee”), whose determination shall be binding absent manifest error.

Section 3. Termination.  (a)  Upon delivery of a Notice to the Company with respect to the First Bonus Amount, the Second Bonus Amount or the Third Bonus Amount, the Executive shall have no further right to deliver a Notice to the Company with respect to such Bonus Amount and the Company shall have no further obligation to the Executive with respect to such Bonus Amount other than the Bonus Payment to be paid to the Executive pursuant to Section 2(a) hereof with respect to such Bonus Amount.

(b) Unless otherwise determined by the Committee, if the Executive’s employment with or service to the Company or any if its direct or indirect wholly-owned subsidiaries (“Subsidiary”) terminates for any reason other than death, disability (pursuant to Section 3(d)) or Normal or Early Retirement (as such terms are defined below), the Executive shall have no further right to receive a Bonus Payment, whether upon the delivery of a Notice to the Company or otherwise; provided, however that to the extent a Notice is permitted to be delivered pursuant to Section 2(a) hereof prior to such termination, then a Notice shall be permitted to be delivered for 30 days following the date of termination or until the Termination Date, whichever period is shorter (solely if such termination was without cause or for good reason by the Executive (as determined by the Committee)), and upon delivery of a Notice as provided herein, if a Bonus Payment is due to the Executive pursuant to Section 2 hereof, then such Bonus Payment shall be made pursuant to the terms of Section 2 hereof. The transfer of Executive from the employ of or service to the Company to the employ of or service to a Subsidiary, or vice versa, or from one Subsidiary to another, shall not be deemed to constitute a termination of employment or service for purposes of this Agreement.

(c) Unless otherwise determined by the Committee, if the Executive’s employment with or service to the Company or any Subsidiary terminates by reason of death, to the extent a Notice was permitted to be delivered immediately prior to the date of death pursuant to Section 2(a) hereof, then such Notice may be delivered by the legal representative of the estate or by the legatee of the Executive under the will of the Executive (the “Representative”) within one year of the date of the Executive’s death or until the Termination Date (as hereinafter defined), whichever period is shorter, and any unpaid Bonus Amount due pursuant to such Notice to shall thereafter be paid to the Representative to the extent to which it was payable at the date of death as if such Notice was delivered on the date of death.

(d) Unless otherwise determined by the Committee, if the Executive’s employment with or service to the Company or any Subsidiary terminates by reason of total and permanent disability (as determined by the Committee), to the extent a Notice was permitted to be delivered immediately prior to the date of disability pursuant to Section 2(a) hereof, then such Notice may be delivered by the Executive for a period of 60 days after the date of the Executive’s disability  or until the Termination Date, whichever period is shorter, with respect to any Bonus Amounts to which the Notice was permitted to be delivered prior to the date of disability, and if a Bonus Payment is due pursuant to Section 2 upon delivery of a Notice, then such Bonus Payment shall be made pursuant to the terms of Section 2 hereof, provided, however, that, if the Executive dies within such 60-day period prior to delivery of a Notice, Notice may be delivered by the Representative within one year of the date of the Executive’s death or until the Termination Date, whichever period is shorter, and any unpaid Bonus Amount due pursuant to such Notice shall thereafter be paid to the Representative to the extent to which it was payable at the date of death as if such Notice was delivered on the date of death.

(e) Unless otherwise determined by the Committee, if the Executive’s employment with or service to the Company or any Subsidiary terminates by reason of Normal or Early Retirement (as such terms are defined below), to the extent a Notice was permitted to be delivered immediately prior to the date of Normal or Early Retirement pursuant to Section 2(a) hereof, then such Notice may be delivered by the Executive for a period of 60 days after the date of the Executive’s Normal or Early Retirement or until the Termination Date, whichever period is shorter, and if a Bonus Payment is due upon delivery of a Notice, then such Bonus Payment shall be made pursuant to the terms of Section 2 hereof, provided, however, that, if the Executive dies within such 60-day period prior to delivery of a Notice, Notice may be delivered by the Representative within one year of the date of the Executive’s death or until the Termination Date, whichever period is shorter, and any unpaid Bonus Amount due pursuant to such Notice shall thereafter be paid to the Representative to the extent to which it was payable at the time of death as if such Notice was delivered on the date of death.

For purposes of this paragraph (e), "Normal Retirement" shall mean retirement from active employment with the Company or any Subsidiary on or after the normal retirement date specified in the applicable Company or Subsidiary pension plan or if no such pension plan, age 65, and "Early Retirement" shall mean retirement from active employment with the Company or any Subsidiary pursuant to the early retirement provisions of the applicable Company or Subsidiary pension plan or if no such pension plan, from age 55 until Normal Retirement age.

(f) In the event Executive shall have undertaken any conduct of the type that the Committee could reasonably determine is cause for termination, irrespective of whether Executive shall be terminated for cause, then no Bonus shall be due to the Executive hereunder and this Agreement shall terminate and be of no further force and effect.

(g) This Agreement shall terminate on July 6, 2015 (the “Termination Date”), and no Notice may be sent following July 6, 2015, and this Agreement shall terminate and the Company shall have no further obligation to the Executive, other than if a Notice has been sent or deemed to be sent on or prior to such date.

Section 4. Definitions.  All capitalized terms used herein shall have the meanings set forth below.

(a)	“Base Price” shall mean $9.00

(b)	“Bonus” shall mean all compensation paid to the Executive pursuant to the terms of this Agreement in an amount equal to the Bonus Amount.

(c)
“Bonus Amount” shall mean the following: (i) following July 6, 2007, 50,000 multiplied by the amount by which the Stock Price exceeds the Base Price (the “First Bonus Amount”), (ii) following July 6, 2008, 25,000 multiplied by the amount by which the Stock Price exceeds the Base Price (the “Second Bonus Amount”) and (iii) following July 6, 2009, 25,000 multiplied by the amount by which the Stock Price exceeds the Base Price (the “Third Bonus Amount”).  Each of the First Bonus Amount, the Second Bonus Amount and the Third Bonus Amount shall be additive, with the total Bonus Amount equal to 100,000 multiplied by the amount by which the Stock Price exceeds the Base Price, subject to the terms hereof.

(d)	“Bonus Payment” shall mean each payment of the Bonus that is triggered by delivery of the Notice pursuant to this Agreement.

(e)	“Common Stock” shall mean the Company’s common stock, par value $.01 per share.

(f)	“Notice” shall mean the notice attached hereto as Exhibit A.

(g)
“Stock Price” shall mean the average of the closing price of the Common Stock on the five trading days commencing on the day preceding the day the Company receives the Notice, as applicable, on the principal securities exchange on which shares of Common Stock are listed (if the shares of Common Stock are so listed), or on the NASDAQ Stock Market (if the shares of Common Stock are regularly quoted on the NASDAQ Stock Market), or, if not so listed or regularly quoted, the mean between the closing bid and asked prices of publicly traded shares of Common Stock in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Corporation, or as determined by the Board of Directors of the Company.

Section 5. Bonus Replacement.  At the Company’s sole option and discretion, it may deliver options to purchase shares of the Company’s common stock, or similar securities, in an amount and with such terms and conditions as to provide Executive with the substantially equivalent economic value as Executive would receive under the terms and provisions of this Agreement (the “Replacement Securities”).  Upon the delivery to the Executive of the Replacement Securities, this Agreement shall terminate and be of no further force and effect.

Section 6. No Employment Rights.  Nothing herein shall constitute a contract of continuing employment or in any manner obligate the Company to continue the service of the Executive or obligate the Executive to continue in the service of the Company, and nothing herein shall be construed as fixing or regulating the compensation paid to the Executive.

Section 7. Notices.  All notices, consents, waivers and other communication under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by telecopier (with written confirmation of receipt) and sent by nationally recognized overnight mail within 24 hours thereafter, or (c) one day following being sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses as set forth at the beginning of this Agreement.

Section 8. Capital Change of the Company.  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or similar type of corporate restructuring affecting the Common Stock, the Committee shall make an appropriate and equitable adjustment in the formula of the Bonus Amount, to the end that after such event the Executive’s approximate Bonus Payment shall be maintained as immediately before the occurrence of such event.

Section 9. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

Section 10. Binding Effect; Benefits.  This Agreement shall inure to the benefit of, and be binding upon, the parties to it and their respective successors and permitted assigns.  Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties to it and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11. Assignments.  This Agreement may not be assigned by any party without the prior written consent of the other party; provided, however, the Company may assign this Agreement and all of its rights and obligations under this Agreement to any person, firm or corporation succeeding to all or a substantial portion of the business of the Company or any of its subsidiaries, provided said person, firm or corporation shall assume (by contract or operation of law) the Company’s obligations under this Agreement, at which point the Company shall be relieved of its obligations hereunder.

Section 12. Captions.  The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.

Section 13.  Amendments.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 14.  Waiver.  Failure to insist upon a strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of any such term, covenant or condition, nor shall any such failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under the terms, covenants or conditions hereof.

Section 15.  Severability.  Except as otherwise provided to the contrary herein, each section, paragraph, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, paragraph, part, term and/or provision herein is determined to be invalid or contrary to, or in conflict with, any existing or future law or regulation of a court or agency having valid jurisdiction, such invalidity or conflict shall not impair the operation of, or otherwise effect, the other sections, paragraphs, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible, and the latter will continue to be given full force and effect and bind the parties hereto.

Section 16.  Applicable Law.  Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of New York, and this Agreement shall be construed in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

WHX CORPORATION
/s/
Name: Title:

/s/ GLEN KASSAN
GLEN KASSAN

EXHIBIT A

                                        [Date]

WHX Corporation.
555 Theodore Fremd Avenue
Rye, New York 10580
Attn:   Corporate Secretary

Dear Madam:

Reference is made to that certain Agreement dated as of July 6, 2007 by and between WHX Corporation (the “Company”) and Glen Kassan (the “Executive”).  Capitalized terms used herein are used as defined in such Agreement.

By this Notice, I hereby elect to receive the Bonus Payment with respect to the [First/Second/Third] Bonus Amount.  Delivery of the Bonus Payment should be sent to my address set forth below.

Please contact me if you require any additional information.

Sincerely yours,

Glen Kassan